Exhibit 10.2

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT to the Stock Purchase Agreement (the "First Amendment") is made effective as of the 30th day of July, 2007 by and between (Harold A. Yount, Jr. and Brenda P. Yount, collectively with addresses at 205 East Roosevelt, Boerne, Texas 78006, David M. Loev with an address of 6300 West Loop South, S. 280, Houston, TX 77401 and Loev Corporate Filings, Inc. with an address of 4712 Bellview St., Bellaire, TX 77401, Harold A. Yount, Jr., Brenda P. Yount, David M. Loev, Loev Corporate Filings, Inc. shall be hereinafter collectively referred to as the "Sellers" or individually as a "Seller,” and Huaqin Zhou, Xiaojin Wang and Huakang Zhou with addresses at 18 Kimberly Court, East Hanover, NJ 07936 (hereinafter, collectively the "Purchasers" or “Purchaser”).

WI TNESSETH

WHEREAS, the original Stock Purchase Agreement was executed on June 29, 2007 (the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement to provide for additional services to be provided by Harold A. Yount after Closing.

NOW THEREFORE, in consideration of the foregoing representations and for other good and valuable consideration, the receipt and legal sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, do hereby agree to amend the Original Agreement as follows:

1.	Unless provided otherwise, all defined terms used in this First Amendment shall have the meanings ascribed to them in the Original Agreement.

2.	Article V is hereby amended by adding Article 5.4. Article 5.4 will state:

Services to be Performed by Harold A. Yount, Jr.  The Parties hereby agree that the Harold A. Yount, the current Member of the Board of Directors and officer of the Company, shall continue, for a period of three (3) months from the date hereof and for such further period as all parties may hereafter agree (the “Service Period”), to do all of the following:

(a)	Harold A. Yount shall retain his current positions as sole officer and director of the Company for so long as the Purchaser may request through the end of the Service Period; and

(b)
As of the effective date of this First Amendment to Stock Purchase Agreement, Harold A. Yount shall continue to prepare and file all reports required to be filed by the Company pursuant to the Securities Act  of 1934 (the “Exchange Act”), for so long as the Purchaser may request through the end of the Service Period; and

(c)
Harold A. Yount shall provide such additional assistance with the business and affairs of the Company through the Service Period as Purchaser or the Company may hereafter request from time to time during the term of this First Amendment.

            Compensation for Services Rendered.  In consideration of the several services to be provided to the Company hereunder, the Seller shall be entitled to receive an amount equal to Two Thousand Dollars ($2,000) per month (prorated for any partial month in which services may be rendered hereunder).

3.
All other provisions of the Original Agreement not expressly amended by this First Amendment shall remain in full force and effect; however, any such other provision of the Original Agreement shall be amended or construed in such manner as to give effect to this First Amendment.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized officers on the date first above written.

“SELLERS”

/s/ Harold A. Yount, Jr.
Harold A. Yount, Jr.

/s/ Brenda P. Yount
Brenda P. Yount

/s/ David M. Loev
David M. Loev

\
Loev Corporate Filings, Inc.

By: /s/ Hannah M. Loev
Name: Hannah M. Loev
Title: President

“THE COMPANY”
Fleurs De Vie, Inc.

/s/ Harold A. Yount, Jr.
Chief Executive Officer

“PURCHASERS”

/s/ Huaqin Zhou
Huaqin Zhou

/s/ Xiaojin Wang
Xiaojin Wang

/s/ Huakang Zhou
Huakang Zhou